As filed with the Securities and Exchange Commission on February 25, 2004

Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TRINITY BIOTECH PLC
(Exact name of registrant as specified in its charter)

Republic of Ireland	None
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

IDA Business Park Bray, Co. Wicklow Ireland 011 353 1 276 9800 (Address and telephone number of Registrant's principal executive office)

Alan J. Bernstein, Esq. Carter Ledyard & Milburn LLP 2 Wall Street New York, New York 10005 (212) 732-3200 (Name, address and telephone number of agent for service)

Copies to:
Alan J. Bernstein, Esq. Carter Ledyard &Milburn LLP 2 Wall Street New York, New York 10005 (212) 732-3200

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective, as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   Registration No. 333-112568

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee (3)
Class A Ordinary Shares, nominal value $.0109 (1)	117,647	$4.11	$483,529.17	$61.27

(1)	American Depositary Shares (evidenced by American Depositary Receipts, “ADRs’), each representing one Class A Ordinary Share, have been registered on a separate Registration Statement on Form F-6.

(2)	The registration statement also includes an indeterminate number of shares underlying the ADRs that may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends and similar transactions, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended.

(3)	Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, on the basis of the average of the high and the low prices ($4.17 and $4.05, respectively) of one ADR representing one Class A Ordinary Share as reported by Nasdaq on February 23, 2004.

This registration Statement shall become effective upon filing with the Commission as provided in Rule 462(b).

Note: This Registration Statement is being filed pursuant to Rule 462(b). The contents of the Registrant’s Registration Statement on Form F-3, Registration No. 333-112568 are incorporated by reference.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.  Indemnification of Directors and Officers.

Trinity Biotech’s Articles of Association provide that every Director, Managing Director, agent secretary or other officer of Trinity Biotech shall be entitled to be indemnified out of the assets of Trinity Biotech against all losses or liabilities which he may sustain or incur in or about the execution of the duties of his office or otherwise in relation thereto, including any liability incurred by him in defending any proceeding, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted, and no Director or other officer shall be liable for any loss, damage or misfortune which may happen to or be incurred by Trinity Biotech in the execution of the duties of his office or in relation thereto.

Item 9.  Exhibits.

Exhibit Number	Description of Exhibit

5	Opinion of O’Donnell Sweeney

8.1	Tax Opinion of Carter Ledyard & Milburn LLP

8.2	Tax Opinion of Ernst & Young, Dublin, Ireland.

23.1	Consent of Independent Auditors.

23.2	Consent of O'Donnell Sweeney (contained in Exhibit 5).

24	Power of Attorney (included in the signature page of the Registration Statement)

99.1	Securities Purchase Agreement among Trinity Biotech plc and the purchasers signatory thereto, dated January 6, 2004, incorporated by reference to item 3 of the Report on Form 6-K filed on January 12, 2004, SEC File Number 000-22320.

99.2	Registration Rights Agreement among Trinity Biotech plc and the purchasers signatory thereto, dated January 6, 2004, incorporated by reference to item 4 of the Report on Form 6-K, filed on January 12, 2004, SEC File Number 000-22320.

99.3	Form of Warrant, incorporated by reference to item 5 of the Report on Form 6-K, filed on January 12, 2004, SEC File Number 000-22320

Item 10.  Undertakings.

The undersigned Registrant hereby undertakes as follows:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to this Registration Statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering, provided that a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A. of Form 20-F if such financial statement and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(5)	That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dublin, Ireland on the 25th day of February, 2004.

TRINITY BIOTECH PLC

By:	/s/ Ronan O’Caoimh
Ronan O’Caoimh
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and the above power of attorney have been signed below by the following persons in the capacities indicated on February 25, 2004.

Signature		Title

/s/ Ronan O’Caoimh Ronan O'Caoimh		Chairman, Chief Executive Officer and Director (Principal Executive Officer)

* Denis Burger		Non-executive Director (Authorized U.S. representative)

* Brendan Farrell		President and Director

* James Walsh		Chief Operating Officer and Director

* Rory Nealon		Chief Financial Officer, Secretary and Director

* Peter Coyne		Non-executive Director

*By:	/s/ Ronan O’Caoimh Ronan O’Caoimh Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

5	Opinion of O’Donnell Sweeney

8.1	Tax Opinion of Carter Ledyard & Milburn LLP

8.2	Tax Opinion of Ernst & Young, Dublin, Ireland.

23.1	Consent of Independent Auditors.

23.2	Consent of O'Donnell Sweeney (contained in Exhibit 5).

24	Power of Attorney (included in the signature page of the Registration Statement)

99.1	Securities Purchase Agreement among Trinity Biotech plc and the purchasers signatory thereto, dated January 6, 2004, incorporated by reference to item 3 of the Report on Form 6-K filed on January 12, 2004, SEC File Number 000-22320.

99.2	Registration Rights Agreement among Trinity Biotech plc and the purchasers signatory thereto, dated January 6, 2004, incorporated by reference to item 4 of the Report on Form 6-K, filed on January 12, 2004, SEC File Number 000-22320.

99.3	Form of Warrant, incorporated by reference to item 5 of the Report on Form 6-K, filed on January 12, 2004, SEC File Number 000-22320